July 8, 1993


Mr. David A. Savula
4501 Karls Gate Drive
Marietta, GA 30068

Dear Dave:

Am writing this letter to confirm in writing our discussions and agreements at our meeting in Oklahoma City on July 1, 1993.

As you recall, those in attendance at the meeting were myself, Trish Weaver, Randy Harp, John Hail and Wilburn Smith.

One of the basic reasons for the meeting was to work out an arrangement with John Hail and AMS that can be satisfactory to you and to all of us at Pre-Paid Legal Services, Inc.

It is anticipated that on July 12, 1993, you will begin receiving an above the structure override of one percent (1%) first year, and one-half percent (1/2%) renewal each year thereafter. This would include the marketing of all Pre-Paid Legal Services, Inc. memberships marketed by Pre-Paid Legal Services, Inc. and its subsidiaries at present and AMS.

As of July 12, 1993, you will become and continue to be responsible in the assisting of developing business, recruiting, training and doing those things necessary to generate sales of the Pre-Paid Services, Inc. membership and assist in any way possible the maintaining and servicing of all existing Pre-Paid Legal Services, Inc.
memberships.

As of January 1, 1994, you will cease to personally recruit first level associates. You can and are encouraged to assist those in your downline and those not in your downline on an equal basis.

With the effective date of September 1, 1993 for an associate fee of $49.00 you will begin, at this time, to receive a one time $2.00 per sponsorship of new associates as a management fee, with the exception of AMS. No management fee will be paid on AMS sponsorships.

This sponsorship bonus will offset and replace your travel expenses as of January 1, 1994.

Any or all of the above is subject to change upon your receipt of written notice by Pre-Paid Legal Services, Inc.

This letter outlines the agreements between Pre-Paid Legal Services, Inc. and its subsidiaries to David A. Savula.

The relationship of David A. Savula to Pre-Paid Legal Services, Inc. is that of an independent contractor and nothing in this letter shall be construed as creating an employer-employee relationship or any other relationship other than that of an independent contractor.

You are not authorized, without prior written approval, to make any contract or incur any debt in the name of Pre-Paid Legal Services, Inc. or its subsidiaries.

You also agree to devote your best efforts to the marketing of Pre-Paid Legal Services, Inc. memberships.

You recognize and agree that one of the most valuable assets that Pre-Paid Legal Services, Inc. owns is its experience, expertise and knowledge gained as a pioneer in the prepaid legal field.

You recognize that materials, supplies, actuarial data, product development, information, training, company information, marketing expertise, and administrative systems have been developed by considerable time and expense on the part of management and at considerable expense to Pre-Paid Legal Services, Inc. shareholders. We consider these items to be the key to our success and, therefore, our trade secrets.

You, David A. Savula, agree that to appropriate any information and trade secrets for your own use or the use of another would be a loss to Pre-Paid Legal Services, Inc. and would be subject to the Oklahoma Deceptive Trade Practices Act that would provide and allow certain remedies on the part of Pre-Paid Legal Services, Inc. and its subsidiaries.

Any employment, association, consulting arrangement, independent contractor status with any other company and/or individual involved in the business of legal services within three years of termination of association with Pre-Paid Legal Services, Inc. may be viewed by Pre-Paid Legal Services, Inc. as a misuse of trade secrets gained through association with Pre-Paid Legal Services, Inc.

Violation of any of the above would be sufficient reason to justify Pre-Paid Legal Services, Inc. to terminate payment of any future commission or other compensation.

Pre-Paid Legal Services, Inc. and David A. Savula agree that either party may terminate this agreement at any time for any reason. Such termination will be done by Certified Mail and considered effective upon receipt.

                                                Cordially,
                                                Pre-Paid Legal Services, Inc.


                                                /s/ Harland C. Stonecipher
                                                -----------------------------
                                                Harland C. Stonecipher
                                                President

Accepted:

/s/ David A. Savula
-----------------------------------
David A. Savula              (Date)